Exhibit 21.1

SCIPLAY CORPORATION SUBSIDIARIES
(All subsidiaries are 100% owned unless otherwise stated)
December 31, 2019

C.O.A.S. Company Ltd (Israel)

Dragonplay Ltd (Israel)

Phantom EFX, LLC (Nevada)

SciPlay Holding Company, LLC (Nevada)

SciPlay Parent Company, LLC (Nevada) (18% ownership; SciPlay is sole manager)

SpiceRack Media, LLC (Nevada)